COMPENSATION AND BENEFITS
FOR NON-EMPLOYEE DIRECTORS
(As of April 14, 2022)

The following policy regarding compensation and benefits for non-employee members of the Board of Directors as of the date set forth above will remain in place until amended or terminated by the Board of Directors. The Board of Directors may temporarily or permanently reduce or increase future retainers, awards and fees described herein at any time.

Annual Cash Retainer and Deferred Stock Unit Award:

Non-employee members of the Board of Directors receive annual compensation comprised of a cash retainer and deferred stock units (“DSUs”) pursuant to the Carrier Board of Directors Deferred Stock Unit Plan (the “Plan”). The compensation arrangements for non-employee Directors are as follows for each Board Cycle (as defined in the Plan):

	Total Combined Award	Annual Cash Retainer Award	Annual DSU Award
Base Compensation	$310,000	$124,000	$186,000

Non-employee Directors serving in leadership roles on the Board and/or its committees receive the following awards for each Board Cycle:

	Total Additional Combined Award	Additional Annual Cash Retainer Award	Additional Annual DSU Award
Lead Director	35,000	14,000	21,000
Audit Chair	25,000	10,000	15,000
Audit Members	15,000	6,000	9,000
Compensation Chair	20,000	8,000	12,000
Governance Chair	20,000	8,000	12,000
Technology and Innovation Chair	20,000	8,000	12,000

The Annual Cash Retainer and DSUs will be issued to non-employee Directors as of the date of Carrier’s Annual Meeting of Shareowners (the “Annual Meeting”). A Director may elect to receive additional DSUs in lieu of the Annual Cash Retainer Award by making a timely election in accordance with the Plan. The number of DSUs will be determined by dividing the Annual DSU Award (including the Annual Cash Retainer Award if so elected by the Director) by the closing price of Carrier common stock on the date of the Annual Meeting. Fractional DSUs are credited to the Director’s account. All whole or partial DSUs are eligible for dividend equivalents equal to Carrier’s declared dividend and will be credited to a Director’s account as additional DSUs on the date the dividend is paid.

Upon retirement or termination from the Board, DSUs held in your account will be converted into shares of Carrier common stock and distributed to you, unless you elected 10 or 15 annual installments, in which case DSUs will be converted to shares of stock in accordance with the installment schedule. During the installment period, the value of your account will not be taxable until each installment distribution is received. In the event of your death before distribution, the full value of your account will be distributed to your estate unless a Beneficiary Designation form is on file. DSUs will be governed by the terms and conditions of the Carrier Global Corporation Board of Directors Deferred Stock Unit Plan.

Directors elected after September 30, but before the next Annual Meeting, receive half of the Base Compensation plus half of any additional awards for serving in leadership roles.

Extra Meeting Fees:
Non-employee Directors will receive an additional $5,000 cash payment for each special meeting of the Board or a committee attended in person. This amount may not be elected as DSUs.

Carrier Stock Ownership Guidelines:
To further encourage the alignment of Board and shareowner interests, non-employee Directors are required to own shares of Carrier Common Stock – including DSUs – that are equal in value to at least five times the then applicable Annual Cash Retainer Award within five years of joining the Board.

2